EXHIBIT 99

(1) Opportunities Fund II (as defined below) acquired 2,061,520 shares of common stock $0.0001 par value per share (“Common Stock”), of Lazydays Holdings, Inc. (the “Issuer”) and cash in exchange for all of its common stock of Lazy Days’ R.V. Center, Inc. (“Lazydays”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 27, 2017 (the “Merger Agreement”), by and among the Issuer, Lazydays and the other parties listed on the signature pages thereto. Pursuant to the terms of the Merger Agreement, shares of Common Stock were ascribed a value of $8.75 per share. Of the 2,061,520 shares of Common Stock issued to (or for the benefit of) Opportunities Fund II pursuant to the Merger Agreement, 96,355 of such shares of Common Stock were placed in escrow on the closing date of the merger contemplated by the Merger Agreement (the “Merger”) and, subject to certain restrictions and limitations set forth in the Merger Agreement and the Indemnity Escrow Agreement (as defined below), are subject to forfeiture during the one-year period following the consummation of the Merger to satisfy certain indemnification obligations (if any) arising from breaches of the representations, warranties and covenants made by Lazydays in the Merger Agreement. Pursuant to the terms of the Indemnity Escrow Agreement, Opportunities Fund II is not entitled to vote or direct the vote, or dispose or direct the disposition of, the shares of Common Stock held by it that are held in escrow pursuant to the terms of the Merger Agreement and the Indemnity Escrow Agreement. The “Indemnity Escrow Agreement” means the Indemnity Escrow Agreement, dated as of March 15, 2018, among the Issuer, Opportunities Fund II, as Representative thereunder, B. Luke Weil, acting as the Committee thereunder and Continental Stock Transfer & Trust Company, as Escrow Agent thereunder.

(2) Wayzata Investment Partners LLC (the “Investment Manager”) serves as investment adviser to Wayzata Opportunities Fund II, L.P. (“Opportunities Fund II”) and Wayzata Opportunities Fund Offshore II, L.P. (“Opportunities Offshore” and, together with Opportunities Fund II, the “Wayzata Funds”), the record holders of the securities reported herein. The Investment Manager has the power to direct the voting and disposition of the securities reported herein as owned of record by the Wayzata Funds. Patrick J. Halloran (“Mr. Halloran” and together with the Investment Manager and the Wayzata Funds, collectively, the “Reporting Persons”) serves as the manager of the Investment Manager and controls MAP Holdings LLC, which is the majority member of the Investment Manager. The Investment Manager and Mr. Halloran, in their respective capacities as described above, may be deemed to beneficially own the securities reported herein as owned of record by the Wayzata Funds. Each of the Investment Manager and Mr. Halloran hereby disclaims beneficial ownership of the securities reported herein as owned of record by the Wayzata Funds, except to the extent of its/his pecuniary interest therein.

(3) Opportunities Offshore acquired 298,385 shares of Common Stock and cash in exchange for all of its common stock in Lazydays pursuant to the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, shares of Common Stock were ascribed a value of $8.75 per share. Of the 298,385 shares of Common Stock issued to (or for the benefit of) Opportunities Offshore pursuant to the Merger Agreement, 13,947 of such shares of Common Stock were placed in escrow on the closing date of the Merger and, subject to certain restrictions and limitations set forth in the Merger Agreement and the Indemnity Escrow Agreement, are subject to forfeiture during the one-year period following the consummation of the Merger to satisfy certain indemnification obligations (if any) arising from breaches of the representations, warranties and covenants made by Lazydays in the Merger Agreement. Pursuant to the terms of the Indemnity Escrow Agreement, Opportunities Offshore is not entitled to vote or direct the vote, or dispose or direct the disposition of, the shares of Common Stock held by it that are held in escrow pursuant to the terms of the Merger Agreement and the Indemnity Escrow Agreement.